     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1999
                         REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           J. ALEXANDER'S CORPORATION
             (Exact name of registrant as specified in its charter)

           TENNESSEE                               5812                               62-0854056
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NO.)                  IDENTIFICATION NO.)

          P.O. BOX 24300                                                             R. GREGORY LEWIS
       3401 WEST END AVENUE                                                           P.O. BOX 24300
    NASHVILLE, TENNESSEE 37203                                                     3401 WEST END AVENUE
          (615) 269-1900                                                        NASHVILLE, TENNESSEE 37203
(ADDRESS, INCLUDING ZIP CODE, AND                  Copy to:                           (615) 269-1900
   TELEPHONE NUMBER, INCLUDING              F. MITCHELL WALKER, JR.         (NAME, ADDRESS, INCLUDING ZIP CODE,
    AREA CODE, OF REGISTRANT'S              BASS, BERRY & SIMS PLC           AND TELEPHONE NUMBER, INCLUDING
   PRINCIPAL EXECUTIVE OFFICES)            2700 FIRST AMERICAN CENTER        AREA CODE, OF AGENT FOR SERVICE)
                                           NASHVILLE, TENNESSEE 37238
                                                (615) 742-6200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after effectiveness of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                            PROPOSED
                                                               AMOUNT        MAXIMUM       PROPOSED MAXIMUM
                                                               TO BE      OFFERING PRICE   AGGREGATE OFFERING      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           REGISTERED     PER SHARE           PRICE           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.05 par value per share (1).................. 1,086,267        $3.75           $4,073,501             $1,133
================================================================================================================================

(1) Maximum number of shares of J. Alexander's Corporation's common stock to be sold to holders of common stock in this rights offering. Common stock includes associated rights to purchase Series A Junior Preferred Stock, no par value, which are issued for no additional consideration; no additional registration fee is required.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.


                        1,086,267 SHARES OF COMMON STOCK
                       SUBSCRIPTION PRICE $3.75 PER SHARE

                           J. ALEXANDER'S CORPORATION

The Company is distributing non-transferable rights to owners of shares of the Company's common stock. During this Rights Offering, the Company will issue up to 5,431,335 rights to purchase shares and 1,086,267 shares of common stock.


===========================================================================
                                                        Net Proceeds to the
                              Subscription Price            Company (1)
---------------------------------------------------------------------------
Per Share..................      $       3.75             $       3.75
---------------------------------------------------------------------------
   Total...................      $  4,073,501             $  4,073,501
============================================================================

(1)  Before deducting expenses payable by the Company, estimated to be $150,000.

THE EXERCISE OF THE RIGHTS INVOLVES SUBSTANTIAL RISK.

YOU SHOULD REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

You will receive 1.0 right for each share of common stock that you own at the close of business on April 5, 1999. Each right entitles you to purchase 0.2 share of common stock, rounding up any remaining fractional share to the next whole number of shares, for $3.75 per share. Because one of the Company's significant shareholders, Solidus, LLC ("Solidus"), recently acquired 1,086,266 additional shares of the Company's common stock, Solidus has agreed that it will not exercise during this Rights Offering rights attributable to the 1,086,266 additional shares.

Shares of the Company's common stock are currently traded on the New York Stock Exchange under the symbol "JAX." The rights may not be transferred and will not trade on any exchange or market.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is _________, 1999

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................................1

  QUESTIONS AND ANSWERS ABOUT THE COMPANY.........................................................................1

  QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING.................................................................1

A WARNING ABOUT FORWARD-LOOKING STATEMENTS........................................................................6

RISK FACTORS......................................................................................................6
         If You Do Not Exercise Your Rights, Your Ownership Interest May Be Diluted ..............................6
         The Company May Need Additional Capital Even After the Sale to Solidus and the Rights
                  Offering .......................................................................................7
         The Company Relies on Certain Key Personnel .............................................................8
         The Company May Not be in Compliance With New York Stock Exchange Rules..................................8
         Significant Ownership Positions and Certain Anti-takeover Provisions May Affect Your Rights as a Shareholder................................................................................8
         The Company Does Not Anticipate Paying Dividends on Common Stock.........................................9
         The Company's Stock Price Has Been And May Continue to Be Volatile.......................................9
         The Company Faces Challenges in Opening New Restaurants..................................................9
         The Company Faces Intense Competition....................................................................9
         The Company May Experience Fluctuations in Quarterly Results............................................10
         Government Regulation and Licensing May Delay New Restaurant Openings or Affect
                  Operations.....................................................................................10
         The Company May Encounter Problems With Year 2000 Compliance............................................10

THE COMPANY......................................................................................................11

RECENT DEVELOPMENTS..............................................................................................11

USE OF PROCEEDS..................................................................................................12

CAPITALIZATION...................................................................................................13

THE RIGHTS OFFERING..............................................................................................14

IF YOU HAVE QUESTIONS............................................................................................19

PLAN OF DISTRIBUTION.............................................................................................20

FEDERAL INCOME TAX CONSIDERATIONS................................................................................20

TAXATION OF THE COMPANY..........................................................................................22

LEGAL MATTERS....................................................................................................22

EXPERTS..........................................................................................................22

IF YOU WOULD LIKE ADDITIONAL INFORMATION.........................................................................23

                               PROSPECTUS SUMMARY

       This section answers in summary form some questions you may have about the Company and this Rights Offering. The information in this section is not complete and may not contain all of the information that you should consider before exercising your rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like Additional Information."

                     QUESTIONS AND ANSWERS ABOUT THE COMPANY

WHAT IS J. ALEXANDER'S CORPORATION?

       J. Alexander's Corporation (the "Company") operates 20 J. Alexander's full-service, casual dining restaurants located in Tennessee, Ohio, Florida, Kansas, Alabama, Michigan, Illinois, Colorado, Texas, Kentucky and Louisiana.
J. Alexander's is a traditional restaurant with an American menu that features prime rib of beef; hardwood-grilled steaks, seafood and chicken; pasta; salads and soups; assorted sandwiches, appetizers and desserts; and a full-service bar. Management believes quality food, outstanding service and value are critical to the success of J. Alexander's.

       Prior to 1997, the Company was also a franchisee of Wendy's International, Inc. However, in November 1996, the Company sold 52 of its 58 Wendy's Old Fashioned Hamburgers restaurants to Wendy's International, Inc. The six restaurants not acquired by Wendy's International in November 1996 were sold or closed.

WHERE IS THE COMPANY LOCATED?

      The Company's corporate offices are located at 3401 West End Avenue, P.O. Box 24300, Nashville, Tennessee 37202, telephone (615) 269-1900.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHT?

      The Company will distribute to you 1.0 right for each share of common stock that you own at the close of business on April 5, 1999. For every right you receive, you will be entitled to purchase 0.2 share of common stock, rounding up any remaining fractional share to the nearest whole number of shares, for $3.75 per share. When you "exercise" rights, that means that you choose to purchase the shares of common stock that the rights entitle you to purchase. You may exercise any number of your rights, or you may choose not to exercise any rights. See "The Rights Offering - The Rights."

WHAT IS THE RIGHTS OFFERING?

      This Rights Offering is an opportunity for you to purchase shares of common stock at a fixed price and in an amount proportional to your existing interest in the Company.

WILL EVERY SHAREHOLDER RECEIVE RIGHTS IN PROPORTION TO THEIR CURRENT HOLDINGS?

      Yes, but only shareholders who exercise their rights will receive additional shares of common stock. On March 22, 1999, Solidus, LLC, a Tennessee limited liability company whose principal owners are Dr.

John Morris and members of his family, purchased 1,086,266 additional shares of common stock for approximately $4.1 million, a purchase price of $3.75 per share. E. Townes Duncan, a director of the Company, is also an owner of and manages the investments of Solidus. The Company completed the sale of common stock to Solidus before the Rights Offering to provide the Company with additional equity on favorable terms (including the agreements described below) and more quickly than would have been possible through the Rights Offering, and to ensure that the Company obtained the minimum amount of new equity capital which it believed it needed to effectively carry out its long term business plan. Because Solidus purchased these shares before the Rights Offering, Solidus agreed that it will not exercise any rights attributable to the 1,086,266 additional shares it purchased. In addition, Solidus agreed not to purchase or obtain additional shares in excess of 33% of the Company's outstanding common stock and also agreed not to sell any of its common stock for a period of seven years. See "Recent Developments - Sale of Common Stock to Solidus."

WHY IS THE COMPANY ENGAGING IN A RIGHTS OFFERING?

      The Rights Offering is part of a financing plan that the Company expects will raise up to approximately $8.1 million in equity for the Company (the "Financing Plan"). The Company believes that raising equity capital to repay some of the Company's outstanding debt will benefit the Company by reducing its debt to equity ratio and reducing its interest expense, which will improve earnings. The Company believes that accomplishing these objectives will improve its financial condition and may allow it to negotiate improved terms for its credit facilities, including interest rates and availability.

      The Financing Plan has two parts:

      -  Sale of $4.1 million of common stock to Solidus.

         On March 22, 1999, Solidus purchased 1,086,266 additional shares of common stock for approximately $4.1 million. In addition, Solidus agreed to the following:

         - for a period of seven years, Solidus would not acquire or hold more than 33% of the Company's common stock.

         - for a period of seven years, Solidus would not solicit proxies for a vote of the shareholders of the Company.

         - for a period of seven years, Solidus would not sell the Company's common stock it owns and would only transfer common stock to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus.

         - the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition of more than 15% of the outstanding common stock or with the SEC relating to the acquisition of more than 10% of the outstanding common stock, the Company's proposing or approving a merger or other business combination, or a change to a majority of the Company's Board of Directors over a two-year period.

         - Solidus would not exercise during the Rights Offering rights attributable to the 1,086,266 additional shares of common stock purchased on March 22, 1999.

      -   $4.1 million rights offering.

      The Company is issuing all of its shareholders of record as of the close of business on April 5, 1999, 1.0 non-transferable right for each share of common stock held by them on that date. For every right you hold, you will be entitled to purchase 0.2 share of common stock, rounding up any remaining fractional share to the next whole number of shares, for $3.75 per share. A total of 1,086,267 shares could be purchased during the Rights Offering for a total purchase price of $4,073,501.

      The Company will apply the proceeds from the Financing Plan to repay a portion of the debt under its revolving credit facility. See "Use of Proceeds" and "Capitalization."

HOW MANY SHARES MAY I PURCHASE?

      You will receive 1.0 right for each share of common stock that you own at the close of business on April 5, 1999. Each right entitles you to purchase 0.2 share of common stock, rounding up any remaining fractional share to the nearest whole number of shares, for $3.75 per share. See "The Rights Offering - Basic Subscription Right."

HOW DID THE COMPANY ARRIVE AT THE $3.75 PER SHARE PRICE?

      In determining the price per share for the sale to Solidus and for the Rights Offering, the Company considered current and historical market prices for the common stock and the Company's need for capital. Solidus bought its shares on March 22, 1999 at the same price per share. See "The Rights Offering - Determination of Share Price."

HOW DO I EXERCISE MY RIGHTS?

      You must properly complete the attached Subscription Certificate and forward it to SunTrust Bank, Nashville, N.A., as Subscription Agent, on or before ______________, 1999. The address for the Subscription Agent is on page
19. See "The Rights Offering - Exercise of Rights." Your Subscription Certificate must be accompanied by proper payment for each share that you wish to purchase. See "The Rights Offering - Method of Payment."

HOW LONG WILL THE RIGHTS OFFERING LAST?

      You will be able to exercise your rights only during a limited period.
If you do not exercise your rights before 5:00 p.m. Central Daylight Time, on ________ __, 1999, the rights will expire. The Company, in its discretion, may decide to extend the Rights Offering for up to 10 days. See "The Rights Offering
- Expiration Date."

AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND?

      No. Once you send in your Subscription Certificate and payment, you cannot revoke the exercise of your rights. See "Rights Offering - No Revocation."

IS EXERCISING MY RIGHTS RISKY?

      The exercise of your rights involves a degree of risk. You should carefully consider the "Risk Factors" described in this prospectus, beginning on page 6.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY RIGHTS?

      You will retain your current number of shares of common stock even if you do not exercise your rights. If you do not exercise your rights, you could diminish your proportionate interest in the Company, and your voting rights could be diluted. See "Risk Factors - If You Do Not Exercise Your Rights, Your Ownership Interest May Be Diluted."

CAN I SELL MY RIGHTS?

      No. You may not sell or transfer your rights to another individual or entity. See "The Rights Offering - Non-Transferability of Rights."

CAN I SELL MY COMMON STOCK AFTER THE RIGHTS OFFERING?

      Common stock sold in this rights offering will be registered under the federal securities laws. Therefore, these shares of common stock may be sold freely after the rights offering, subject to restrictions on affiliates of the Company. See "The Rights Offering - Basic Subscription Right."

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY RIGHTS?

      The Company believes that the receipt of the rights by shareholders will be a nontaxable stock dividend. However, the IRS may view the distribution of the rights as ordinary income to the shareholder taxable in the amount of the fair market value of the rights. In any event, the exercise of the rights will not be taxable. You should seek specific tax advice from your personal tax advisor. See "Tax Consequences to Shareholders."

WHEN WILL I RECEIVE MY NEW SHARES?

      If you purchase shares through the Rights Offering, the Company will send you a certificate representing shares of common stock as soon as practicable after ________ __, 1999.

CAN THE COMPANY CANCEL THE RIGHTS OFFERING?

      Yes. The Company can cancel the Rights Offering at any time on or before ________ __, 1999, for any reason.

HOW MUCH MONEY WILL THE COMPANY RECEIVE FROM THE SALE TO SOLIDUS AND THE RIGHTS OFFERING?

      The Company received $4,073,498 for the sale of 1,086,266 shares of common stock to Solidus on March 22, 1999. The Company's gross proceeds from the Rights Offering depend on the number of shares of common stock that are purchased. If the Company sells all 1,086,267 shares offered by this prospectus, then the Company will receive proceeds of $4,073,501 from the Rights Offering.

HOW WILL THE COMPANY USE THE PROCEEDS FROM THE RIGHTS OFFERING?

      The Company will use the proceeds from the Rights Offering to repay a portion of the debt under its revolving credit facility. See "Use of Proceeds."

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

      The number of shares of common stock outstanding after the Rights Offering depends on the number of shares that are purchased.

      If the Company sells all of the shares offered by this prospectus, then the Company will issue during the Rights Offering 1,086,267 new shares of common stock. Based on this number, the Company anticipates that there will be 7,603,868 shares of the Company's common stock outstanding after the Rights Offering.

WHO CAN I TALK TO IF I HAVE MORE QUESTIONS?

      If you have questions or need assistance concerning the procedure for exercising rights, or if you would like additional copies of this prospectus or the Notice of Guaranteed Delivery, you should contact the Subscription Agent at the address on page 19 below.

      If you have more questions about the Rights Offering, please contact

                                R. Gregory Lewis
                             Chief Financial Officer
                           J. Alexander's Corporation
                                 P.O. Box 24300
                              3401 West End Avenue
                           Nashville, Tennessee 37203
                                 (615) 269-1900


See "If You Have Questions."

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus may contain "forward-looking statements." Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement.

      You can generally identify forward-looking statements by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

      Although the Company believes that the expectations reflected in this prospectus are reasonable, the Company cannot assure you that its expectations will be correct. Factors which could affect actual results include, but are not limited to, the Company's ability to increase sales in its restaurants; the Company's ability to recruit and train qualified restaurant management personnel; intense competition within the casual dining industry; changes in business and economic conditions; changes in consumer tastes; and government regulations. The Company has included a discussion entitled "Risk Factors" in this prospectus, disclosing other important factors that could cause its actual results to differ materially from its expectations. If in the future you hear or read any forward-looking statements concerning the Company, you should refer back to these Risk Factors.

      The forward-looking statements in this prospectus are accurate only as of its date. If the Company's expectations change, or if new events, conditions or circumstances arise, the Company is not required to, and may not, update or revise any forward-looking statement in this prospectus.

                                  RISK FACTORS

      As you decide whether to exercise your rights, and when you evaluate the Company's performance and the forward-looking statements in this prospectus, you should carefully consider the following risk factors, as well as the other information contained in this prospectus.

IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR OWNERSHIP INTEREST MAY BE DILUTED

      If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership in the Company relative to shareholders who exercise their rights. Immediately after the Rights Offering, the net tangible book value per share of common stock will significantly decrease. The chart below illustrates the potential dilution that could result immediately after the closing of the Rights Offering if a shareholder who owns 100,000 shares of common stock fails to exercise its rights, and other shareholders purchase all 1,066,267 remaining shares of common stock sold in the Rights Offering.

                                                                             AFTER THE
                                                                              RIGHTS           AFTER THE RIGHTS
                                                                             OFFERING              OFFERING
                                                                             ASSUMING              ASSUMING
                                                     BEFORE THE              SHAREHOLDER           SHAREHOLDER
                                                       RIGHTS                 EXERCISES           EXERCISES NO
                                                      OFFERING               ALL RIGHTS              RIGHTS
                                                      ----------             -----------       ----------------
Shares Owned by Shareholder.......................       100,000               120,000                100,000

Total Number of Common Shares Outstanding.........     6,517,601             7,603,868              7,583,868

Shareholder's Percentage Ownership................          1.53%                 1.58%                  1.32%

THE COMPANY MAY NEED ADDITIONAL CAPITAL EVEN AFTER THE SALE TO SOLIDUS AND THE RIGHTS OFFERING

      The Company's ability to conduct its business depends to a significant degree on its ability to incur indebtedness and obtain equity capital. The Company needs financing primarily to fund its development of new restaurants. To meet these needs, the Company currently uses cash from operations and borrowings under a revolving credit facility.

      The sale to Solidus and the Rights Offering are intended to raise additional capital for the Company. Even after the completion of the sale to Solidus and the Rights Offering, however, the Company may need additional capital to meet its capital requirements. The Company cannot assure you that such capital will be available on satisfactory terms. If all of the rights are not exercised, or if the Company fails to reach sufficient cash flows, the Company will require additional debt or equity.

      Through the sale to Solidus and the Rights Offering, its existing credit facility and cash flow from operations, the Company believes that it will have access to sufficient funds to carry on its existing level of business and develop additional restaurants. The Company cannot assure you that its existing credit facility will remain available past July 1, 2000, and the Company cannot assure you that it will be successful in consummating any future financing transactions on satisfactory terms.

      Factors which could affect the Company's access to the capital markets, or the costs of such capital, include:

      -  changes in interest rates,

      -  general economic conditions, and

      - investors' perceptions of the Company's business, results of operations, leverage, financial condition and business prospects.

Economic, financial, competitive and other matters strongly influence each of these factors, and the Company may not be able to control those influences.

      In addition, covenants under the Company's existing or future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness or to issue preferred stock. The Company's existing credit facility requires the Company to maintain certain financial ratios and also prohibits new borrowing other than under the revolving credit facility.

THE COMPANY RELIES ON CERTAIN KEY PERSONNEL

      The Company depends on the efforts and abilities of a number of its current key management personnel, including Lonnie J. Stout II, its President and Chief Executive Officer. The success of the Company depends to a large extent on its ability to retain and continue to attract key employees through its compensation plans, including employee stock options. If the Company loses certain key employees or cannot retain or attract key employees in the future, the Company's operations could be adversely affected.

THE COMPANY MAY NOT BE IN COMPLIANCE WITH NEW YORK STOCK EXCHANGE RULES

      No shareholder approval is required under Tennessee corporate law or federal securities laws for the Company's recent sale of common stock to Solidus or for the Rights Offering. It is possible that the New York Stock Exchange may assert that shareholder approval is required under its guidelines or that the Company is otherwise not in compliance with New York Stock Exchange requirements relating to market capitalization or operating results. It is possible that the New York Stock Exchange may consider whether to delist the Company's common stock. If the New York Stock Exchange delists the Company's common stock, the Company would apply for listing of the common stock for trading on The Nasdaq Stock Market's National Market or Small Cap Market.


SIGNIFICANT OWNERSHIP POSITIONS AND CERTAIN ANTI-TAKEOVER PROVISIONS MAY AFFECT YOUR RIGHTS AS A SHAREHOLDER

      The Company's Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote of, or action by, the Company's shareholders. Your rights will be subject to, and may be adversely affected by, the rights of holders of preferred stock. If the Company chooses to issue preferred stock with voting rights, the issuance could provide desirable flexibility in connection with possible acquisitions and other corporate purposes. In addition, the Company has in effect a shareholder rights plan, which is intended to encourage third parties interested in acquiring the Company to negotiate with the Board of Directors. Under the shareholder rights plan, shares of common stock have attached Series A Junior Preferred Stock purchase rights, which may be exercised if a person or group (other than Solidus and its affiliates) acquires 20% of the outstanding common stock or if a person or group initiates a tender or exchange offer that would result in such person or group acquiring 10% or more of the outstanding common stock. In addition, Solidus currently owns approximately 24% of the outstanding common stock. In the future, Solidus' vote of its common stock will have a significant impact on the outcome of any matters that are determined by a majority vote of the Company's shareholders. The issuance of voting preferred stock, the presence of the shareholder rights plan, or the ownership of a significant percentage of the common stock by a single shareholder, such as Solidus, could also make it more difficult for a third party to acquire control of the Company. Certain provisions of Tennessee law applicable to the Company may also discourage third-party attempts to acquire control.

THE COMPANY DOES NOT ANTICIPATE PAYING DIVIDENDS ON COMMON STOCK

      The Company does not plan to pay cash dividends on the Company's common stock in the foreseeable future. The Board of Directors will decide, in the exercise of its business judgment, whether to apply legally available funds to the payment of dividends. The Board of Directors will consider the Company's results of operations and financial condition, any existing or proposed commitments for the use of available funds, and the Company's obligations to its creditors or holders of preferred stock, if any preferred stock is issued. Financial covenants in the Company's future credit agreements may restrict the Company's ability to pay dividends.

THE COMPANY'S STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

      Trading volume and prices for the common stock have been subject to wide fluctuations during the past year and may continue to fluctuate in response to quarterly variations in operating results, announced earnings and other factors. The Company cannot always foresee or predict such events. The market price of the Company's common stock could also be influenced by developments or matters not related to the Company, including the sale or attempted sale of a large amount of the Company's common stock on the open market by a shareholder. A shareholder is not permitted to revoke the exercise of a right, even if the market price of the common stock falls prior to the closing of this Rights Offering. The Company cannot predict whether a shareholder will be able to sell common stock purchased in this Rights Offering for a price that equals or exceeds the subscription price of $3.75 per share.

THE COMPANY FACES CHALLENGES IN OPENING NEW RESTAURANTS

      The Company's continued growth depends on its ability to open new J. Alexander's restaurants and to operate them profitably, which will depend on a number of factors, including the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and other personnel and other factors, some of which are beyond the control of the Company. In addition, it has been the Company's experience that new restaurants generate operating losses while they build sales levels to maturity. The Company currently operates twenty J. Alexander's restaurants, of which six have been open for less than two years. Because of the Company's relatively small J. Alexander's restaurant base, an unsuccessful new restaurant could have a more adverse effect on the Company's results of operations than would be the case in a restaurant company with a greater number of restaurants.

THE COMPANY FACES INTENSE COMPETITION

      The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than the Company. Some of the Company's competitors have been in existence for a substantially longer period than the Company and may be better established in markets where the Company's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants.

THE COMPANY MAY EXPERIENCE FLUCTUATIONS IN QUARTERLY RESULTS

      The Company's quarterly results of operations are affected by timing of the opening of new J. Alexander's restaurants, and fluctuations in the cost of food, labor, employee benefits, and similar costs over which the Company has limited or no control. The Company's business may also be affected by inflation. In the past, management has attempted to anticipate and avoid material adverse effects on the Company's profitability from increasing costs through its purchasing practices and menu price adjustments, but there can be no assurance that it will be able to do so in the future.

GOVERNMENT REGULATION AND LICENSING MAY DELAY NEW RESTAURANT OPENINGS OR AFFECT OPERATIONS

      The restaurant industry is subject to extensive state and local government regulation relating to the sale of food and alcoholic beverages, and sanitation, fire and building codes. Termination of the liquor license for any J. Alexander's restaurant would adversely affect the revenues for the restaurant. Restaurant operating costs are also affected by other government actions that are beyond the Company's control, which may include increases in the minimum hourly wage requirements, workers' compensation insurance rates and unemployment and other taxes. If the Company experiences difficulties in obtaining or fails to obtain required licensing or other regulatory approvals, this delay or failure could delay or prevent the opening of a new J. Alexander's restaurant. The suspension of, or inability to renew, a license could interrupt operations at an existing restaurant, and the inability to retain or renew such licenses would adversely affect the operations of the new restaurants.

THE COMPANY MAY ENCOUNTER PROBLEMS WITH YEAR 2000 COMPLIANCE

      The term "Year 2000" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. The Company's key financial, informational and operational systems have been assessed for Year 2000 compliance, and detailed plans have been developed to address system modifications required by September 30, 1999. These systems include information technology systems ("IT"). The Company has assessed its major IT vendors and technology providers and is in the process of testing its systems to determine Year 2000 compliance. In addition, the Company is in the process of assessing its non-IT systems that utilize embedded technology, such as microcontrollers, and reviewing them for Year 2000 compliance. Because the Company's testing phase is not yet substantially in process, and accordingly it has not fully assessed its risk from potential Year 2000 failures, the Company has not yet developed detailed contingency plans specific to Year 2000 events for any specific area of business.

      To operate its business, the Company relies upon government agencies, utility companies, providers of telecommunication services, suppliers, and other third party service providers ("Material Relationships"), over which it can assert little control. The Company's ability to conduct its core business is dependent upon the ability of these Material Relationships to rectify their Year 2000 issues to the extent they affect the Company. If the telecommunications carriers, public utilities and other Material Relationships do not appropriately rectify their Year 2000 issues, the Company's ability to conduct its core business may be materially impacted, which could result in a material adverse effect on the Company's financial condition. The Company has begun an assessment of all Material Relationships to determine risk and assist in the development of contingency plans. This effort is to be completed by June 30, 1999. The Company is unable to estimate the costs that it may incur as a result of Year 2000 problems suffered by the parties with which it deals, such as Material Relationships, and there can be no assurance that the Company will successfully address the Year 2000 problems present in its own systems.


                                   THE COMPANY

      J. Alexander's Corporation (the "Company") operates 20 J. Alexander's full-service, casual dining restaurants located in Tennessee, Ohio, Florida, Kansas, Alabama, Michigan, Illinois, Colorado, Texas, Kentucky and Louisiana.
J. Alexander's is a traditional restaurant with an American menu that features prime rib of beef; hardwood-grilled steaks, seafood and chicken; pasta; salads and soups; assorted sandwiches, appetizers and desserts; and a full-service bar. Management believes quality food, outstanding service and value are critical to the success of J. Alexander's.

      Prior to 1997, the Company was also a franchisee of Wendy's International, Inc. However, in November 1996, the Company sold 52 of its 58 Wendy's Old Fashioned Hamburgers restaurants to Wendy's International. The six restaurants not acquired by Wendy's International in November 1996 were sold or closed.


                               RECENT DEVELOPMENTS

FOURTH QUARTER AND YEAR END RESULTS

      On March 1, 1999, the Company reported operating results for the fourth quarter of 1998, with higher operating income and same store sales. Restaurant operating income for the fourth quarter, which was a 14-week period, increased to $2,419,000, from $890,000 in the 13-week fourth quarter of the prior year. For the fourth quarter, the Company posted average weekly same store sales of $76,900 per restaurant, increasing by 8.8% over $70,700 posted for the fourth period of 1997. Net sales for the quarter rose 32% to $20,506,000 from $15,504,000.

      The Company reported net income of $367,000, or $.07 per share, in the fourth quarter of 1998, up from a loss of $4,635,000, or $.85 per share, in the final quarter of 1997. The 1997 results included a valuation adjustment to the Company's deferred tax assets, which increased the net loss for the quarter by $2,393,000, or $.44 per share.

      For the year ended January 3, 1999, J. Alexander's Corporation recorded average weekly same store sales of $76,300 for its 17 restaurants which were in operation for more than twelve months, up 4.8% from $72,800 achieved in the prior year. Net sales for fiscal 1998, which included 53 weeks, were $74,200,000, a gain of 30% from $57,138,000 generated in 1997, a 52-week period.
The Company narrowed its loss for fiscal 1998 to $1,485,000, or $.27 per share in 1998, from $5,991,000, or $1.11 per share in 1997. In addition to the 1997 tax asset adjustment, which increased the loss per share for the year by $.44, the Company recorded a charge of $885,000, or $.16 per share, in the first quarter of 1997 to reflect the cumulative effect of a change in its accounting policy for pre-opening costs to expense those costs as incurred. Restaurant operating income for 1998 rose to $6,710,000 from $5,114,000 in 1997.

      During 1998, J. Alexander's Corporation opened two new restaurants, one in Louisville, Kentucky and another in Baton Rouge, Louisiana. For 1999, the Company has plans to open a restaurant in West

Bloomfield, Michigan, and is finalizing its plans for a restaurant in Cincinnati, Ohio, with construction expected to start in the fall of 1999.

SALE OF COMMON STOCK TO SOLIDUS

      On March 22, 1999, Solidus purchased 1,086,266 additional shares of common stock for approximately $4.1 million. In addition, Solidus agreed to the following:

         - for a period of seven years, Solidus would not acquire or hold more than 33% of the Company's common stock.

         - for a period of seven years, Solidus would not solicit proxies for a vote of the shareholders of the Company.

         - for a period of seven years, Solidus would not sell the Company's common stock it owns and would only transfer common stock to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus.

         - the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition of more than 15% of the outstanding voting securities or with the SEC relating to the acquisition of more than 10% of the outstanding common stock, the Company's proposing or approving a merger or other business combination, or a change to a majority of the Company's Board of Directors over a two-year period.

         - Solidus would not exercise rights during the Rights Offering attributable to the 1,086,266 additional shares of common stock purchased on March 22, 1999.



                                 USE OF PROCEEDS

      The Company will apply its net proceeds from the sale to Solidus and the Rights Offering to repay a portion of the debt under its revolving credit facility. Amounts repaid will continue to be available for reborrowing. Borrowings under the revolving credit facility bear interest at a rate equal to LIBOR plus a spread of two to three percent, depending on the ratio of the Company's senior debt to EBITDA (earnings before interest, taxes, depreciation and amortization). The facility matures, unless the Company elects to convert outstanding borrowings to a term loan, on July 1, 2000. After giving effect to the sale of 1,086,266 additional shares of common stock to Solidus on March 22, 1999, the principal amount outstanding under the revolving credit facility was $5.2 million. Borrowings under the credit facility were incurred to finance development of the Company's restaurants.

      Assuming that shareholders exercise the rights to purchase 1,086,267 shares of common stock and including the sale to Solidus of 1,086,266 shares, the Company will receive net proceeds from this Rights Offering and the Solidus purchase of approximately $8.1 million.

                                 CAPITALIZATION

      The following table sets forth the short-term indebtedness and the capitalization of the Company, on an historical basis as of January 3, 1999, and on a pro forma basis as of January 3, 1999, based on completion of the Solidus purchase and the Rights Offering assuming the maximum exercise of the rights. The net proceeds from the sale to Solidus on March 22, 1999 and the Rights Offering are being applied as set forth above in Use of Proceeds.

                                                                                           JANUARY 3, 1999
                                                                                   -------------------------------
                                                                                                          AS
                                                                                      ACTUAL           ADJUSTED
                                                                                   -------------     -------------
                                                                                           (in thousands)

Current portion of long-term debt:                                                  $      1,917        $    1,917
                                                                                    ============        ==========
Long-term debt:
     Long-term debt and obligations under capital leases, less current
     maturities.................................................................... $     21,361        $   13,364
                                                                                    ------------        ----------

Stockholders' equity:
     Common stock, $0.05 par value; 10,000,000 shares authorized;
         5,431,335 issued and outstanding; 7,603,868 outstanding, as
         adjusted(1)...............................................................          272               380
     Preferred stock, no par value; authorized 1,000,000 shares; none issued.......           --                --
     Additional paid in capital....................................................       30,007            37,896
     Retained earnings.............................................................        4,272             4,272
                                                                                    ------------        ----------
                                                                                          34,551            42,548
     Note receivable-Employee Stock Ownership Plan(2)..............................         (820)             (820)
                                                                                    ------------        ----------
         Total stockholders' equity................................................       33,731            41,728
                                                                                    ------------        ----------
                  Total capitalization............................................. $     55,092        $   55,092
                                                                                    ============        ==========

---------------
(1) Does not include 678,820 shares of common stock reserved for issuance upon the exercise of options granted pursuant to the Company's existing stock option plans and 774,648 shares of common stock reserved for issuance upon conversion of the Company's Convertible Subordinated Debentures due 2003.
(2) During 1992, the Company established an Employee Stock Ownership Plan ("ESOP"), which purchased 457,055 shares of common stock for an aggregate purchase price of $1,714,000. The Company funded the ESOP by loaning it an amount equal to the purchase price. The loan is secured by a pledge of the unallocated stock held by the ESOP. The Company has made a contribution to the ESOP each year since the ESOP was established allowing the ESOP to make its scheduled loan repayments to the Company, with the exception of 1996 when no contribution was made. The terms of the ESOP note, as amended in 1997, call for interest to be paid at an annual rate of 10% and for repayment of the ESOP note's remaining principal in annual amounts ranging from $135,000 to $197,000 over the period 1999 through 2003.

                               THE RIGHTS OFFERING

THE RIGHTS

     The Company is distributing non-transferable rights to owners of shares of its common stock at the close of business on April 5, 1999, at no cost to the shareholders. The Company will give you 1.0 right for each share of common stock that you own at the close of business on April 5, 1999. If you wish to exercise your rights, you must do so on or before _______ __, 1999 at 5 p.m., Central Daylight Time. After that date, the rights will expire and will no longer be exercisable.

BASIC SUBSCRIPTION RIGHT

     For each right you receive, you will be entitled to purchase, upon payment of $3.75 per share to the Company, 0.2 share of common stock, rounding up any remaining fractional share to the next whole number of shares (the "Basic Subscription Right"). The Company will send you certificates representing the shares of common stock that you purchase pursuant to your Basic Subscription Right as soon as practicable after ________ __, 1999, whether you exercise your rights immediately prior to that date or earlier.

EXPIRATION DATE

     The rights will expire at 5:00 p.m., Central Daylight Time, on _______ __, 1999, unless the Company, in its discretion, extends the Rights Offering for up to 10 days. If you do not exercise your Basic Subscription Rights prior to ___________ __, 1999, the rights will be null and void. The Company will not be required to issue shares to you if the Subscription Agent receives your Subscription Certificate or your payment after that date, regardless of when you sent the Subscription Certificate and payment, unless you send the documents in compliance with the Guaranteed Delivery Procedures described below.

WITHDRAWAL RIGHT

     The Company may withdraw the Rights Offering at any time prior to or on ________ __, 1999, for any reason (including, without limitation, a change in the market price of the common stock). If the Company withdraws the Rights Offering, any funds received from shareholders will be promptly refunded, without interest or penalty.

DETERMINATION OF SHARE PRICE

     The Company and its Board of Directors decided to offer shares for $3.75 per share during the Rights Offering after considering such factors as the historic and current market price of the Company's common stock and the Company's need for capital. Solidus also purchased 1,086,266 additional shares of common stock on March 22, 1999 at the $3.75 per share price. The $3.75 per share price should not be considered an indication of the actual value of the Company or its common stock. The Company cannot assure you that the market price of the common stock will not decline during the Rights Offering. The Company also cannot assure you that you will be able to sell shares of common stock purchased during the Rights Offering at a price equal to or greater than $3.75 per share.

NON-TRANSFERABILITY OF RIGHTS

     The rights may not be sold and may only be transferred by operation of law. The Company common stock will be represented by stock certificates. Common stock issued under this Rights Offering will be registered under the federal securities laws. Therefore, these shares of common stock may be sold freely after the Rights Offering, subject to restrictions on affiliates of the Company. See "- Basic Subscription Right."

EXERCISE OF RIGHTS

     You may exercise your rights by delivering to the Subscription Agent on or prior to _________ __, 1999:

     (1) a properly completed and duly executed Subscription Certificate;

     (2) any required signature guarantees; and

     (3) payment in full of $3.75 per share to be purchased through the Basic Subscription Right.

You should deliver your Subscription Certificate and payment to the address set forth below under "-- Subscription Agent."

METHOD OF PAYMENT

     Payment for the shares must be made by:

      (1) bank draft drawn upon a United States bank or a postal, telegraphic or express money order payable to "SunTrust Bank, Nashville, N.A., as Subscription Agent";

      (2) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at SunTrust Bank, Nashville, N.A. (please contact Subscription Agent for specific instructions); or

      (3) notice of guaranteed delivery of payment, as discussed below (a "Notice of Guaranteed Delivery"), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

      Payment will be deemed to have been received by the Subscription Agent only upon:

      (1)       clearance of any uncertified check;

      (2) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

      (3)       receipt of actual funds pursuant to any Notice of Guaranteed
                Delivery.

      PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU WISH TO PAY BY MEANS OF AN UNCERTIFIED PERSONAL CHECK, THE COMPANY URGES YOU TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF _________ ___, 1999, TO ENSURE THAT THE PAYMENT IS RECEIVED AND CLEARS BEFORE THAT DATE. THE COMPANY ALSO URGES YOU TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

GUARANTEED DELIVERY PROCEDURES

      If you want to exercise your rights, but time will not permit your payment or Subscription Certificate to reach the Subscription Agent on or prior to __________ ___, 1999, you may exercise your rights if you satisfy the following Guaranteed Delivery Procedures:

      (1) You send, and the Subscription Agent receives, on or prior to ________ ___, 1999, a Notice of Guaranteed Delivery, substantially in the form provided with the prospectus, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The Notice of Guaranteed Delivery must state your name, the number of rights that you hold, and the number of shares that you wish to purchase pursuant to the Basic Subscription Right. The Notice of Guaranteed Delivery must guarantee the delivery of (i) payment in full for each share of common stock to be purchased through the Basic Subscription Right and (ii) your Subscription Certificate to the Subscription Agent within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery; and

      (2) You send, and the Subscription Agent receives, (i) payment in full for each share of common stock to be purchased through the Basic Subscription Right and (ii) your properly completed and duly executed Subscription Certificate, including any required signature guarantees, within three New York Stock Exchange trading days following the date of your Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as your Subscription Certificate at the addresses set forth below, or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (615) 748-5331. You can obtain additional copies of the form of Notice of Guaranteed Delivery by requesting it from the Subscription Agent at the address set forth below under "-- Subscription Agent."

SIGNATURE GUARANTEES

      Signatures on the Subscription Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

      Signatures on the Subscription Certificate do not need to be guaranteed if:

      (1) the Subscription Certificate provides that the shares and certificates for shares of common stock to be purchased are to be issued and delivered directly to you, the record owner of such rights, or

      (2) the Subscription Certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

      If you hold shares of common stock for the account of others, such as a broker, a trustee or a depository for securities, you should notify the respective beneficial owners of such shares as soon as possible to obtain instructions with respect to the rights beneficially owned by them.

      If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF THE RIGHTS

      If you do not specify the number of rights being exercised on your Subscription Certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment that the Subscription Agent receives from you.

      If your payment exceeds the total purchase price for all of the rights shown on your Subscription Certificate, your payment will be applied, until depleted, to subscribe for shares in the following order:

      (1) to subscribe for the number of shares, if any, that you indicated on the Subscription Certificate that you wished to purchase through your Basic Subscription Right;

      (2) to subscribe for shares until your Basic Subscription Right has been fully exercised.

      Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

                                    IMPORTANT

      PLEASE CAREFULLY READ THE INSTRUCTIONS INCLUDED IN THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL.

DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.
-----------------------------------------------------
YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, THE COMPANY RECOMMENDS THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. THE COMPANY ALSO RECOMMENDS THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO ____________ __, 1999. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, THE COMPANY STRONGLY URGES YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

COMPANY'S DECISION BINDING

      All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

NO REVOCATION

      AFTER THE SUBSCRIPTION AGENT HAS RECEIVED YOUR SUBSCRIPTION
CERTIFICATE OR A NOTICE OF GUARANTEED DELIVERY ON YOUR BEHALF, YOU MAY NOT REVOKE YOUR SUBSCRIPTION.

FEES AND EXPENSES

      The Company will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither the Company nor the Subscription Agent will pay such expenses.

SUBSCRIPTION AGENT

      The Company has appointed SunTrust Bank, Nashville, N.A., as Subscription Agent for the Rights Offering. The Subscription Agent's address is:

               U.S. Mail                            By Courier or Overnight Delivery
----------------------------------------        ----------------------------------------
SunTrust Bank Corporate Trust Department        SunTrust Bank Corporate Trust Department
 SunTrust Financial Center, Sixth Floor          SunTrust Financial Center, Sixth Floor
            P.O. Box 305110                                 424 Church Street
       Nashville, Tennessee 37230                      Nashville, Tennessee 37219
          Attn: Donna Williams                            Attn: Donna Williams
             Kyle Burchard                                    Kyle Burchard



The Subscription Agent's telephone number is (615) 748-4745, and its facsimile number is (615) 748-5331.

      You should deliver your Subscription Certificate, payment of the Subscription Price and Notice of Guaranteed Delivery (if any) to the Subscription Agent.

      The Company will pay the fees and expenses of the Subscription Agent. The Company has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering.

                              IF YOU HAVE QUESTIONS

      If you have questions or need assistance concerning the procedure for exercising rights, or if you would like additional copies of this prospectus or the Notice of Guaranteed Delivery, you should contact the Subscription Agent at the address set out above.

      If you have other questions concerning the Rights Offering or the Company, you may contact:

                                R. Gregory Lewis
                             Chief Financial Officer
                           J. Alexander's Corporation
                                 P.O. Box 24300
                              3401 West End Avenue
                           Nashville, Tennessee 37203
                                 (615) 269-1900

TRANSFER AGENT AND REGISTRAR

      SunTrust Bank, Nashville, N.A. c/o SunTrust Bank, Atlanta, N.A. is the transfer agent and registrar for the common stock.

                              PLAN OF DISTRIBUTION

      Promptly following the effective date of the Registration Statement that contains this prospectus, the Company will distribute the rights and copies of this prospectus to individuals who own shares of common stock at the close of business on April 5, 1999. If you wish to exercise your rights and to purchase shares, you should complete the Subscription Certificate and return it, with payment for the shares, to the Subscription Agent, SunTrust Bank, Nashville, N.A. at the address on page 19. See "The Rights Offering - Exercise of Rights." If you have any questions, you should contact the Subscription Agent at the telephone number and address on page 19.

                        FEDERAL INCOME TAX CONSIDERATIONS

      The following summarizes the material federal income tax considerations of the Rights Offering to you and the Company. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the Rights Offering, and, in particular, may not address federal income tax consequences applicable to Company shareholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the Rights Offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the rights and shares issued to you during the Rights Offering constitute capital assets.

      THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                        TAX CONSEQUENCES TO SHAREHOLDERS

ISSUANCE OF RIGHTS

      The Company believes that the Rights Offering should be characterized as a tax-free distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However existing law is not clear as to whether the distribution of rights to shareholders will be characterized as a distribution under Section 305(a) of the Code or, alternatively, as a distribution under Sections 301 and 305(b) of the Code. Under Section 305(a) of the Code, a distribution of stock or stock rights to a corporation's shareholders is generally tax free. Section 305(b), however, provides certain instances where a distribution of stock or stock rights is taxable to the shareholders. One such instance is a "disproportionate distribution" in which the distribution (or a series of distributions) has the result of (i) the receipt of property by some shareholders, and (ii) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. For purposes of this determination, the holders of the Company's convertible debentures and holders of outstanding options will be treated as shareholders. If required under the terms of the convertible debentures, the Rights Offering will result in an adjustment in the conversion ratio. Such an adjustment might have the effect of avoiding an increase in the common stockholders' interests in the assets and earnings and profits of the Company as a result of the Rights Offering (when compared to the interest of the holders of convertible debentures). However, no such adjustment is provided under the terms of outstanding stock options.

      The Internal Revenue Service ("IRS") may contend that the distribution of rights is a disproportionate distribution of stock taxable to recipients of the rights under Section 305(b) of the Code. Alternatively, the IRS may contend that the distribution of rights is a taxable distribution of "property" (rather than stock) within the meaning of Section 317(a) of the Code. If the IRS were to prevail under either contention, a shareholder would be viewed as receiving a distribution equal to the fair market value of the rights, which would be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits. The determination of a corporation's earnings and profits is complex, and in the case of current earnings and profits, cannot be determined until the close of its taxable year. The Company presently has accumulated earnings and profits, but no computation has been made of the precise amount.

      Notwithstanding the foregoing, the Rights Offering may properly be characterized as a tax-free distribution under Section 305(a) of the Code, in which case it will not be taxable regardless of whether the Company has current or accumulated earnings and profits for the year. The Company believes that the Rights Offering should be characterized as a tax-free distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However

BASIS AND HOLDING PERIOD

      If the Rights Offering is characterized as a nontaxable Section 305(a) distribution, except as provided below the shareholder will assign a zero tax basis to the rights. If, however, either (i) the fair market value of the rights on the date of distribution is equal to 15% or more of the fair market value of the common stock with respect to which they are received, or (ii) the shareholder elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the tax basis of the common stock to the rights, then upon exercise of the rights, the shareholder's tax basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of the distribution of the rights.

      Regardless of the value of the rights, if the Rights Offering is treated as a nontaxable Section 305(a) distribution, the holding period of the rights received as a distribution on the shareholder's common stock will include the shareholder's holding period for the common stock with respect to which the rights were issued.

      If, however, the Rights Offering is characterized as a taxable dividend, each shareholder will have a tax basis in the rights equal to the fair market value of the rights on the date of the Rights Offering and the holding period of the rights will commence on the day after the date of the distribution.

LAPSE OF RIGHTS

      If the Rights Offering is characterized as a nontaxable Section 305(a) distribution, a shareholder who allows rights received by him or her to lapse without exercising them will not recognize any gain or loss, and, as the rights were not exercised, no adjustment will be made to the tax basis of the common stock owned by the shareholder. If, however, the Rights Offering is characterized as a taxable dividend, a shareholder who allowed the rights to lapse will have a short-term capital loss an amount equal to his or her tax basis in the rights (as discussed above), and no adjustment will be made to the tax basis of the common stock owned by the shareholder.

EXERCISE OF RIGHTS

      A shareholder will not recognize any gain or loss upon the exercise of rights. The tax basis of common stock acquired through exercise of rights will be equal to the sum of the Exercise Price therefor and the holder's tax basis in the rights, if any. The holding period for the common stock acquired through exercise of the rights will begin on the day following the date the rights are considered exercised.

COMMON STOCK ACQUIRED

      The sale or other disposition of common stock acquired will result in the recognition of gain or loss by the holder of such common stock in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the common stock. Any such gain or loss will generally be capital gain or loss.


                             TAXATION OF THE COMPANY

      The Company will not recognize any gain, other income or loss upon the issuance of the rights, the lapse of the rights or the receipt of payment for shares upon exercise of the rights.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain members of Bass, Berry & Sims PLC beneficially own shares of the common stock.

                                     EXPERTS

      The consolidated financial statements of J. Alexander's Corporation appearing in J. Alexander's Corporation's Annual Report (Form 10-K) for the year ended January 3, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    IF YOU WOULD LIKE ADDITIONAL INFORMATION

      The Company files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference rooms, which are located at:

      450 Fifth Street, NW                      7 World Trade Center, Suite 1300
      Washington, DC  20549                     New York, NY 10048

      500 West Madison Street, Suite 1400
      Chicago, IL       60661-2511


      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov.).

      Also, the Company will provide you (free of charge) with any of its documents filed with the SEC. To get your free copies, please call or write:

                                R. Gregory Lewis
                             Chief Financial Officer
                           J. Alexander's Corporation
                                 P.O. Box 24300
                              3401 West End Avenue
                           Nashville, Tennessee 37203
                                 (615) 269-1900

      The Company has filed a Registration Statement with the SEC on Form S-3 with respect to the Rights Offering. This prospectus is a part of the Registration Statement, but the prospectus does not repeat important information that you can find in the Registration Statement, reports and other documents that the Company filed with the SEC. The SEC allows the Company to "incorporate by reference" those documents, which means that the Company can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

      (1)       Annual Report on Form 10-K for the year ended January 3, 1999;

      (2) The description of the common stock contained in the Company's Form 8-A, as amended; and

      (3) Any filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the termination of the Rights Offering.

As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

      You should rely only on the information in this prospectus or incorporated by reference. The Company has not authorized anyone to provide you with any different information.

      PROSPECTIVE INVESTORS MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

      NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE IN THE JURISDICTION.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the Rights Offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the New York Stock Exchange.

Securities and Exchange Commission Filing Fee..................  $      1,133
New York Stock Exchange Listing Fee............................         3,802
Printing Fees and Expenses.....................................        20,000
Legal Fees and Expenses........................................        75,000
Accounting Fees and Expenses...................................        25,000
Subscription Agent Fee.........................................        10,000
Miscellaneous..................................................        15,065
                                                                 ------------
Total..........................................................  $    150,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation; (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

      Paragraph 10 of the Company's Charter, as amended (the "Charter"), provides that to the fullest extent permitted by law no director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this Charter provision relieves the Company's directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any unlawful distributions. In addition, the Company's bylaws provide that the Company shall indemnify all present and future directors and officers (and any person who may have served at its request as an officer or director of another company in which the Company owns shares of its capital stock) to the fullest extent permitted by law.

ITEM 16.       EXHIBIT INDEX

EXHIBIT
  NO.          DESCRIPTION
-------        ----------------------------------------------------------------

  4.1 Charter (Exhibit 3(a) of the Registrant's Annual Report on Form 10-K for the year ended December 30, 1990, is incorporated herein by reference)

  4.2 Amendment to Charter dated February 7, 1997 (Exhibit 3(a)(2) of the Registrant's Annual Report on Form 10-K for the year ended December 29, 1996, is incorporated herein by reference)

  4.3 Restated Bylaws as currently in effect (Exhibit 3(b) of the Registrant's Annual Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference)

  4.4 Form of Indenture dated as of May 19, 1983, between the Registrant and First American National Bank of Nashville, Trustee (Exhibit 4 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1983, is incorporated herein by reference)

  4.5 Rights Agreement dated May 16, 1989, by and between the Registrant and NationsBank (formerly Sovran Bank/Central South) including Form of Rights Certificate and Summary of Rights (Exhibit 3 to the Report on Form 8-K dated May 16, 1989, is incorporated herein by reference)

  4.6 Amendments to Rights Agreement dated February 22, 1999, by and between the Registrant and SunTrust Bank (amending Rights Agreement dated May 16, 1989) (Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the year ended January 3, 1999 is incorporated herein by reference)

  4.7 Amendment to Rights Agreement dated March 22, 1999, by and between the Registrant and SunTrust Bank (amending Rights Agreement dated May 16, 1989) (Exhibit 4(d) to the Registrant's Annual Report on Form 10-K for the year ended January 3, 1999 is incorporated herein by reference)

  4.8 Form of Subscription Rights Agreement by and between the Company and SunTrust Bank, Nashville, N.A., as Subscription Agent

    5          Opinion of Bass, Berry & Sims PLC

 23.1          Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

EXHIBIT
  NO.          DESCRIPTION
-------        ------------------------------------------------------------

  23.2         Consent of Ernst & Young LLP

  24           Power of Attorney (included on signature page)

  99.1         Form of Subscription Certificate

  99.2         Form of Notice of Guaranteed Delivery for Subscription
               Certificates

ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

      (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Davidson County, Tennessee, on March 23, 1999.

                           J. ALEXANDER'S CORPORATION

                           By:      /s/ Lonnie J. Stout II
                                 -----------------------------------------------
                                 Lonnie J. Stout II
                                 Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 23, 1999. Each of the undersigned officers and directors of the registrant hereby constitutes Lonnie J. Stout II and R. Gregory Lewis, any of whom may act, his true and lawful attorneys-in-fact with full power to sign for him and in his name in the capacities indicated below and to file any and all amendments to the registration statement filed herewith (including post-effective amendments), making such changes in the registration statement as the registrant deems appropriate, and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in his name and behalf in his capacity as an officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

SIGNATURE                           TITLE
---------------------------------   ----------------------------------------------------
    /s/ Lonnie J. Stout II          Director and Chairman, President and Chief Executive
---------------------------------   Officer (Principal Executive Officer)
Lonnie J. Stout II


    /s/ R. Gregory Lewis            Vice President and Chief Financial Officer
---------------------------------   (Principal Financial Officer)
R. Gregory Lewis


    /s/ Mark A. Parkey              Controller
---------------------------------   (Principal Accounting Officer)
Mark A. Parkey

    /s/ Earl Beasley, Jr.
---------------------------------
Earl Beasley, Jr.                   Director

SIGNATURE                           TITLE
---------------------------------   --------------------------------------------
    /s/ E. Townes Duncan
---------------------------------
E. Townes Duncan                     Director


    /s/ Garland G. Fritts
---------------------------------
Garland G. Fritts                    Director


    /s/ John L.M. Tobias
---------------------------------
John L.M. Tobias                     Director

EXHIBIT INDEX

EXHIBIT
  NO.          DESCRIPTION
-------        ----------------------------------------------------------------

  4.1 Charter (Exhibit 3(a) of the Registrant's Annual Report on Form 10-K for the year ended December 30, 1990, is incorporated herein by reference)

  4.2 Amendment to Charter dated February 7, 1997 (Exhibit 3(a)(2) of the Registrant's Annual Report on Form 10-K for the year ended December 29, 1996, is incorporated herein by reference)

  4.3 Restated Bylaws as currently in effect (Exhibit 3(b) of the Registrant's Annual Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference)

  4.4 Form of Indenture dated as of May 19, 1983, between the Registrant and First American National Bank of Nashville, Trustee (Exhibit 4 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1983, is incorporated herein by reference)

  4.5 Rights Agreement dated May 16, 1989, by and between the Registrant and NationsBank (formerly Sovran Bank/Central South) including Form of Rights Certificate and Summary of Rights (Exhibit 3 to the Report on Form 8-K dated May 16, 1989, is incorporated herein by reference)

  4.6 Amendments to Rights Agreement dated February 22, 1999, by and between the Registrant and SunTrust Bank (amending Rights Agreement dated May 16, 1989) (Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the year ended January 3, 1999 is incorporated herein by reference)

  4.7 Amendment to Rights Agreement dated March 22, 1999, by and between the Registrant and SunTrust Bank (amending Rights Agreement dated May 16, 1989) (Exhibit 4(d) to the Registrant's Annual Report on Form 10-K for the year ended January 3, 1999 is incorporated herein by reference)

  4.8 Form of Subscription Rights Agreement by and between the Company and SunTrust Bank, Nashville, N.A., as Subscription Agent

  5            Opinion of Bass, Berry & Sims PLC

  23.1         Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

  23.2         Consent of Ernst & Young LLP

  24           Power of Attorney (included on signature page)

  99.1         Form of Subscription Certificate

  99.2         Form of Notice of Guaranteed Delivery for Subscription
               Certificates